Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in amendment to the 8-K of U.S Rare Earth Minerals, Inc. to be filed on October 26, 2018, of our Report of Independent Registered Public Accounting Firm for Bioxytran, Inc., dated October 26, 2018 relating to the balance sheet of Bioxytran, Inc., as of December 31, 2017 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from October 5, 2017 (inception) to December 31, 2017, which appear in such 8-K/A..

We also consent to the references to us under the headings “Experts”.

Pinnacle Accountancy Group of Utah

Farmington, Utah

October 26, 2018